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EXHIBIT 11

                        CYTOCLONAL PHARMACEUTICS INC.

                 COMPUTATION OF NET (LOSS) PER COMMON SHARE
                                  (unaudited)

                                                    THREE MONTHS                   NINE MONTHS
                                                  ENDED SEPTEMBER 30,          ENDED SEPTEMBER 30,
                                                1998           1997           1998           1997
                                            ------------   ------------   ------------   ------------
Net (loss)                                  $  (976,000)   $  (945,000)   $(1,935,000)   $(2,462,000)

Add cumulative preferred dividend               (48,000)       (69,000)      (143,000)      (207,000)
                                            ------------   ------------   ------------   ------------
NET (LOSS) USED FOR COMPUTATION             $(1,024,000)   $(1,014,000)   $(2,078,000)   $(2,669,000)

Weighted average number of common
  shares outstanding - basic and
  diluted                                    10,172,000      8,261,000      9,585,000      8,136,000
                                            ------------   ------------   ------------   ------------
Net (loss) per common share -
   basic and diluted                        $     (0.10)   $     (0.12)   $     (0.22)   $     (0.33)


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